Exhibit (a)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES
The Board of Directors and Stockholder
Farm Bureau Life Insurance Company
We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2010, and have issued our report thereon dated April 29, 2011 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in response to new accounting standards, effective July 1, 2010, the Company changed its method of accounting with respect to certain investments with embedded credit derivatives and effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2011

Schedule I — Summary of Investments — Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY
December 31, 2010

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,330,727	$2,469,628	$2,469,628
Mortgage and asset-backed securities	1,312,301	1,299,705	1,299,705
United States Government and agencies	42,597	48,204	48,204
State, municipal and other governments	1,059,860	1,029,775	1,029,775
Collateralized debt obligation	1,220	1,220	1,220

Total	4,746,705	$4,848,532	4,848,532

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	19,542	$19,785	19,785
Industrial, miscellaneous and all other	868	919	919
Nonredeemable preferred stocks	33,149	34,127	34,127

Total	53,559	$54,831	54,831

Mortgage loans	552,940		552,348
Derivative instruments	240	$329	329
Investment real estate (2)	2,559		2,542
Real estate acquired in satisfaction of debt	5,723		5,723
Policy loans	169,105		169,105
Other long-term investments	132		132
Short-term investments	166,352		166,352

Total investments	$5,697,315		$5,799,894

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other long-term investments; original cost net of collateral received for derivative instruments; and unpaid principal balance for mortgage loans and policy loans.

(2)	Amount shown on balance sheet differs from cost due to allowance for possible losses deducted from cost.

Schedule III — Supplementary Insurance Information
FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred policy	claims and loss	Unearned	policyholder
Column A	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2010:
Traditional Annuity-Exclusive Distribution	$99,638	$2,580,265	$—	$370,720
Traditional and Universal Life Insurance	249,640	1,950,383	10,588	157,640
Variable	131,105	241,568	14,833	13,592
Corporate and Other	—	60,911	—	125
Impact of unrealized gains losses	(44,725)	—	(1,316)	—

Total	$435,658	$4,833,127	$24,105	$542,077

December 31, 2009:
Traditional Annuity-Exclusive Distribution	$91,557	$2,159,671	$—	$368,747
Traditional and Universal Life Insurance	237,630	1,900,317	9,672	153,086
Variable	135,618	220,129	15,543	10,258
Corporate and Other	—	61,618	—	87
Impact of unrealized gains losses	24,513	—	1,454	—

Total	$489,318	$4,341,735	$26,669	$532,178

December 31, 2008:
Traditional Annuity-Exclusive Distribution	$90,556	$1,969,597	$—	$382,874
Traditional and Universal Life Insurance	226,492	1,868,662	9,395	146,272
Variable	134,218	213,400	16,023	9,466
Corporate and Other	—	64,265	—	70
Impact of unrealized gains losses	154,639	—	6,863	—

Total	$605,905	$4,115,924	$32,281	$538,682

Schedule III — Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

	Column F	Column G	Column H	Column I	Column J
			Benefits,	Amortization
			claims, losses	of deferred
		Net	and	policy	Other
	Premium	investment	settlement	acquisition	operating
Column A	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2010:
Traditional Annuity-Exclusive Distribution	$557	$168,903	$98,841	$8,666	$8,077
Traditional and Universal Life Insurance	207,192	132,236	192,942	23,833	48,430
Variable	44,467	15,620	21,214	8,777	13,338
Corporate and Other	—	5,903	—	—	2,123
Change in net unrealized gains/losses on			(420)
derivatives	—	—		564	—
Impact of realized gains/losses	41	—	22	2,408	138

Total	$252,257	$322,662	$312,599	$44,248	$72,106

December 31, 2009:
Traditional Annuity-Exclusive Distribution	$817	$153,641	$94,812	$10,985	$9,742
Traditional and Universal Life Insurance	194,731	128,606	171,457	22,355	40,011
Variable	43,332	14,807	22,353	4,862	20,491
Corporate and Other	—	6,700	—	—	1,891
Change in net unrealized gains/losses on			(16)
derivatives	—	—		1,110	—
Impact of realized gains/losses	(81)	—	(7)	29	13

Total	$238,799	$303,754	$288,599	$39,341	$72,148

December 31, 2008:
Traditional Annuity-Exclusive Distribution	$993	$144,015	$93,791	$11,988	$10,474
Traditional and Universal Life Insurance	184,861	129,049	190,987	17,020	41,162
Variable	44,283	13,459	24,145	13,496	22,045
Corporate and Other	—	6,609	—	—	2,118
Change in net unrealized gains/losses on				(454)
derivatives	—	—	775		—
Impact of realized gains/losses	(158)	—	(36)	(8,308)	(821)

Total	$229,979	$293,132	$309,662	$33,742	$74,978

Schedule IV — Reinsurance
FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
Column A	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2010:
Life insurance in force, at end of year	$47,864,957	$10,002,262	$47,615	$37,910,310	0.1%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$91,572	$1,457	$143	$90,258	0.2%
Traditional life insurance premiums	181,918	19,919	—	161,999	—
Accident and health premiums	9,915	9,519	—	396	—

	$283,405	$30,895	$143	$252,653	0.1%

Year ended December 31, 2009:
Life insurance in force, at end of year	$45,482,216	$9,271,939	$149,151	$36,359,428	0.4%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$86,626	$1,292	$183	$85,517	0.2%
Traditional life insurance premiums	172,003	18,721	—	153,282	—
Accident and health premiums	10,531	10,138	—	393	—

	$269,160	$30,151	$183	$239,192	0.1%

Year ended December 31, 2008:
Life insurance in force, at end of year	$42,961,144	$8,925,477	$161,194	$34,196,861	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$85,056	$1,057	$188	$84,187	0.2%
Traditional life insurance premiums	164,658	18,866	—	145,792	—
Accident and health premiums	11,155	10,777	—	378	—

	$260,869	$30,700	$188	$230,357	0.1%